Exhibit 10.30

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 ("JHLP') and National Stem Cell, a Delaware Corporation having an address at 1130 Route 22 West, Mountainside, NJ 07092 ("Company"), with respect to the following:

RECITALS

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS hereinafter defined) to the Company in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such products or processes; and

WHEREAS, a RESEARCH PROJECT (defined hereinafter) funded by Company, will be conducted by the Principle Investigator Dr. Shamblott and perhaps other JHU employees and any employees, and/or students performing the RESEARCH under the Principle Investigator at JHU (all hereinafter, "Inventor(s)"); and

WHEREAS, JHU will acquire through assignment all rights, title and interest, with the potential exception of certain retained rights by the United States Government, an interest in any inventions made during such course of the RESEARCH PROJECT ; and

WHEREAS, Company may desire to commercially develop, manufacture, use and distribute such PATENT RIGHTS throughout the world;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 "AFFILIATED COMPANY" as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with Company. For purposes of this Paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty- percent (50%).

1.2 "BIOLOGICAL MATERIAL" shall mean materials developed by the INVENTORS under the RESEARCH PROJECT and are listed in Exhibit C as amended from time to time by the parties hereto; and any functional equivalents, portions, progeny, derivatives or modifications thereof made by COMPANY.

13 "EFFECTIVE DATE" of this License Agreement shall mean the date that Company provides written Notice of its intent to add an invention made under the RESEARCH PROJECT to this License Agreement by first Amendment to this Agreement (Exhibit D). This Notice must be given in duplicate to Johns Hopkins University Technology Transfer (JHTT) and the JHUSOM Office of Research Administration (ORA). This Notice will be binding.

1.4 "EXCLUSIVE LICENSE" shall mean a grant by THU to Company of its entire right and interest in the PATENT RIGHTS subject to: i) rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC § 200 et. seq. and implemented according to 37 CFR Part 401); and ii) the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems' purposes including the ability to distribute any Biological Material, including, but not limited to, material disclosed and/or claimed in PATENT RIGHTS, for nonprofit academic non-clinical research use to non-commercial entities as is customary in the scientific community.

15 "INVENTIONS" shall mean BIOLOGICAL MATERIAL generated by Inventors, and any new and useful process, machine, manufacture, or composition of matter, or any new and useful improvement thereof conceived of or reduced to practice by JHU Inventors; all under the RESEARCH PROJECT.

1.6

"LICENSED FIELD" shall mean all commercial fields.

1.7 "LICENSED PRODUCT(S)" as used herein in either singular or plural shall mean any process or method, material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe) or is, incorporates or uses a BIOLOGICAL MATERIAL in its manufacture.

1.8 "LICENSED SERVICE(S)" as used herein in either singular or plural shall mean the performance on behalf of a third party of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of the PATENT RIGHTS, (infringement shall include, but not be limited to, direct, contributory or inducement to infringe); or incorporates or uses a BIOLOGICAL MATERIAL.

1.9 "NET SALES" shall mean the sales revenues and fees received by Company, AFFILIATED COMPANY from the sale of LICENSED PRODUCT(S) less insurance, shipping, duties, trade discounts allowed, refunds, returns and recalls, and sales taxes. In the event that Company, AFFILIATED COMPANY sells a LICENSED PRODUCT(S) in combination with other ingredients or substances or as part of a kit, the NET SALES for purposes of royalty payments shall be based on the sales revenues and fees received from the entire combination or kit NET SALES shall not include SUBLICENSE REVENUE.

1.10 "NET SERVICE REVENUES" shall mean the service revenues and fees received by Company, AFFILIATED COMPANY for the performance of LICENSED SERVICE(S) less insurance, shipping, duties, sales and/or use taxes imposed upon and with specific reference to the LICENSED SERVICE(S). In the event that Company, AFFILIATED COMPANY sells a LICENSED SERVICE(S) in combination with other services or substances or as part of a kit, the NET SERVICE REVENUES for purposes of royalty payments shall be based on the sales revenues and fees received from the entire combination or kit NET SERVICE REVENUE shall not include SUBLICENSE REVENUE.

1.11 "PATENT RIGHTS" shall mean the patents and patent applications listed on Exhibit D, as amended from time to time by the parties hereto, and all continuations, divisions, and reissues based thereof, and any corresponding foreign patent applications, and any patents, or other, equivalent foreign PATENT RIGHTS issuing, granted or registered thereon. Continuations-in-part are included in the definition of PATENT RIGHTS to the extent the new matter in a continuation-in-part is developed under the RESEARCH PROJECT, and (b) supports claims originally filed in the parent applications or the claims in the continuations-in-part are supported by the original disclosures of the parent applications.

1.12

"RESEARCH PROJECT" shall mean the Research Contract entitled "4878", JHU Office of Research Administration tracking number 0001, of even date herewith.

1.13 "RESEARCH RESULTS" shall have the meaning as defined in the RESEARCH PROJECT, Section 6, and as generated by JHU, with the following exclusions: INVENTIONS, PATENT RIGHTS, LICENSED PRODUCT, LICENSED SERVICE.

1.14

"SIGNATURE DATE" shall mean the date the last party hereto has executed this License Agreement.

1.15 "SUBLICEENSEE(S)" as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which Company has granted a sublicense for rights to the PATENT RIGHTS and to make, have made, use, import, offer for sale and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) under this Agreement

1.16 "SUBLICENSE REVENUE" shall mean consideration of any kind received by the Company or AFFILIATED COMPANIES from a SUBLICENSEE(S) for the grant of a sublicense under this Agreement, such as running royalties, upfront fees or milestone fees and including any premium paid by the SUBLICENSEE(S) over Fair Market Value for stock of the Company or an AFFILIATED COMPANY in consideration for such sublicense. However, not included in such sublicense consideration are i) equity investments at Fair Market Value; ii) bona fida loans; iii) amounts paid to the Company or an AFFILIATED COMPANY by the

SUBLICENSEE(S) for product development, research work, clinical studies and regulatory approvals performed by or for the Company or AFFILIATED COMPANIES (including third parties on their behalf), each pursuant to a specific agreement including a performance plan and commensurate budget. The term "Fair Market Value" shall mean the average price that the stock in question is publicly trading at for twenty (20) days prior to the announcement of its purchase by the SUBLICENSEE(S) or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing through a financial investor (an entity whose sole interest in the Company or AFFILIATED COMPANY is financial) of the Company or AFFILIATED COMPANY that issued the shares.

ARTICLE 2

LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, JHU hereby grants to Company an EXCLUSIVE LICENSE to the PATENT RIGHTS; and to make, have made, use, import, offer for sale and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHTS in the LICENSED FIELD. Subject to the terms and conditions of this Agreement, JHU additionally grants Company a non-exclusive right to make, use, import, offer for sale and sell BIOLOGICAL MATERIAL in the LICENSED FIELD, and a non-exclusive right to RESEARCH RESULTS for internal Company or AFFILIATE use only. These Grants shall apply to the Company and any AFFILIATED COMPANY, except that any AFFILIATED COMPANY shall have the right to sublicense others as set forth in Paragraph 2.2 below. If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between JHU and the AFFILIATED COMPANY. In addition, Company shall remain fully liable to JHU for all acts and obligations of AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the Company

2.2 Sublicense. Company may sublicense, through multiple tiers, to others under this Agreement, subject to the terms and conditions of this Paragraph and subject to JHU's prior written approval of the sublicense agreement. Such approval shall not be unreasonably withheld. As a condition to its validity and enforceability, each sublicense agreement shall: (a) incorporate by reference the terms and conditions of this Agreement, (b) be consistent with the terms, conditions and limitations of this Agreement, (c) prohibit SUBLICENSEE's further sublicense of the rights delivered hereunder, (d) name JHU as an intended third party beneficiary of the obligations of SUBLICENSEE without imposition of obligation or liability on the part of JHU or its Inventors to the SUBLICENSEE, (e) specifically incorporate Paragraphs 6.2 "Representations by JHU", 7.1 "Indemnification", 10.1 "Use of Name", 10.4 "Product Liability" into the body of the sublicense agreement, and cause the terms used therein to have the same meaning as in this Agreement, and, (f) bear signature from JHU indicating JHU's review and approval of the sublicense agreement which shall not be unreasonable withheld. Company shall provide to JHU each proposed sublicense agreement, executed by both Company and proposed SUBLICENSEE to confirm that such Sub-license includes the provisions of 2.2 (a)-(f). To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with Section 2.2 (a)-(f) of this Agreement, those terms, conditions and limitations are null and void against JHU, even though JHU has approved the sublicense in writing. JHU shall provide Company within 20 business days of JHTT's receipt of such Sub-license a written explanation if any such terms and conditions are not consistent with this Agreement in order to allow Company to cure such deficiency.

2.3 Government Rights. The United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in PATENT RIGHTS throughout the world. To the extent that the Government has acquired certain rights, the rights granted herein are additionally subject to: (i) the requirement. that any LICENSED PRODUCT(S) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency), (ii) the right of the United States government to require JHU, or its licensees, including Company, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (iii) other rights acquired by the United States government under the laws and regulations applicable to the grant/contract award under which the inventions were made.

ARTICLE 3

FEES, ROYALTIES, & PAYMENTS

3.1 Initial License Processing Fee. Company shall pay to JHU within (30) days of the SIGNATURE DATE an Initial License Processing Fee as set forth in Exhibit A. JHU will not submit an invoice for this Initial License Processing Fee, which is nonrefimdable and shall not be credited against royalties or other fees, including, but not limited to, the License Fee of Paragraph 3.2.

3.2 License Fee. Company shall pay to JHU within thirty (30) days of the EFFECTIVE DATE of this Agreement a license fee as set forth in Exhibit A. JHU will not submit an invoice for the license fee, which is nonrefundable and shall not be credited against royalties or other fees.

3.3 Running Royalties. Company shall pay to JHU a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) sold, and for each LICENSED SERVICE(S) provided, by Company, AFFILIATED COMPANIES for the term of this Agreement based upon NET SALES and NET SERVICE REVENUES for the term of this Agreement. Such payments shall be made quarterly. All non-US taxes related to LICENSED PRODUCT(S) or LICENSED SERVICE(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU. In the event that Company, AFFILIATED COMPANY sells a LICENSED PRODUCT in combination with other active ingredients or components which are not LICENSED PRODUCTS ("Other Items"), the NET SALES for purposes of royalty payments on the combination shall be calculated as follows:

(a)

If all LICENSED PRODUCTS and Other Items contained in the combination are available separately, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/A+B, where A is the separately available price of all LICENSED PRODUCTS in the combination, and B is the separately available price for all Other Items in the combination.

(b)

If the combination includes Other Items which are not sold separately (but all LICENSED PRODUCTS contained in the combination are available separately), the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by A/C, where A is as defined above and C is the invoiced price of the combination.

(c) If the LICENSED PRODUCTS contained in the combination are not sold separately, the NET SALES for such combination shall be NET SALES of such combination as defined in the first sentence of this Paragraph 1.6. However, the parties agree to negotiate a reduction in the royalty rate to reflect the fair value that the LICENSED PRODUCT attributed to the overall product sold, but in no event shall the royalty rates be reduced by greater than fifty percent (50%).

The term "Other Items" does not include solvents, diluents, carriers, excipients, buffers or the like used in formulating or delivery of a product.

In order to insure JHU the full royalty payments contemplated hereunder, Company agrees that in the event any LICENSED PRODUCT(S) shall be sold to an AFFILIATED COMPANY or to a corporation, firm or association with which Company shall have any agreement, understanding or arrangement with respect to consideration the royalties to be paid hereunder for such LICENSED PRODUCT(S) shall be based upon the greater of 1) the net selling price (per NET SALES) at which the purchaser of LICENSED PRODUCT(S) resells such product to the end user, 2) the NET SERVICE REVENUES received from using the LICENSED PRODUCT(S) in providing a service, 3) the fair market value of the LICENSED PRODUCT(S) or 4) the net selling price (per NET SALES) of LICENSED PRODUCT(S) paid by the purchaser.

 3.4 Sublicense Consideration. Company shall pay SUBLICENSING REVENUE to JHUas set forth in Exhibit A. This SUBLICENSING REVENUE shall be due, without the need for invoice from JHU, within forty-five (45) days of the effective date of each sublicense agreement.

 3.5 Patent Reimbursement. Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU on or before the EFFECTIVE DATE of this Agreement. In accordance with Paragraph 4.1 below, Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU subsequent to the EFFECTIVE DATE of this Agreement.

3.6. Milestone Payments, Company shall pay to JHU payments according to the schedule of Exhibit A, item 5. Each milestone payment therein shall be due to JHU no more than twice.

3.7 Form of Payment. All payments under this Agreement shall be made in U.S. Dollars. Checks are to be made payable to "The Johns Hopkins University". Wire transfers may be made through:

Bank:

Bank of America NY, NY

Wire info:

Johns Hopkins University Central Lockbox Transit/Routing/ABA number: 026009593 Account number: 003936830516

Type of account: Depository

Reference: JHU Tech Transfer

(JHU Ref. 4878, or for License attached to SRA) Attn: Financial Manager

If needed for international wires:

SWIFT code: BOFAUS3N CHIPS ABA number: None

Company shall be responsible for any and all costs associated with wire transfers.

3.8 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2.

ARTICLE 4

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance. JHU, at Company's expense, shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS and, subject to the terms and conditions of this Agreement, Company shall be licensed thereunder. Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent prosecution matters in connection therewith under the PATENT RIGHTS, provided however, that JHU shall (a) cause its patent counsel to timely copy Company on all drafts, filings, official actions, communications, and written correspondence with any patent office ("Communications"), and (b) allow Company an opportunity to comment and advise JHU on the Communications JHU shall consider and reasonably incorporate all comments and advice. By concurrent written notification to JHU and its patent counsel at least thirty (30) days in advance (or later at JHU's discretion) of any filing or response deadline, or fee due date, Company may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that Company pays for all costs incurred up to JHU's receipt of such notification. Failure to provide such notification can be considered by JHU to be Company's authorization to proceed at Company's expense. Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by Company, AFFILIATED COMPANIES or SUBLICENSEE(S) relating to such PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate.

4.2

Notification. Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

4.3 Infringement. Company shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. Before Company commences an action with respect to any infringement of such patents, Company shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, Company may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Paragraph 4.5. However, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU shall reasonably cooperate in any such litigation at Company's expense.

If Company elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify JHU in writing within ninety (90) days of receiving notice that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

4.4 Patent Invalidity Suit. If a declaratory judgment action is brought naming Company as a defendant and alleging invalidity of any of the PATENT RIGHTS, JHU may elect to join as co-defendents of the defense of the action at its own expense. Company and JHU shall cooperate fully with each other in connection with any such action.

4.5 Recovery. Any recovery by Company under Paragraph 4.3 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU fifteen percent (15%) of the recovery net of all reasonable costs and expenses associated with each suit or settlement. If the cost and expenses exceed the recovery, then one-half (1/2) of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales of LICENSED PRODUCT covered in the PATENT RIGHTS which are the subject of the infringement suit, in the country of such legal proceedings, provided, however, that any such credit under this Paragraph shall not exceed fifty percent (50%) of the royalties otherwise payable to JHU with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

ARTICLE 5

OBLIGATIONS OF THE PARTIES

5.1 Reports. Company shall provide to JHU the following written reports according to the following schedules.

(a) Company shall provide quarterly Royalty Reports, substantially in the format of Exhibit B and due within thirty (30) days of the end of each calendar quarter following the EFFECTIVE DATE of this Agreement. Royalty Reports shall disclose the amount of LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) thereof Payment of any such royalties due shall accompany such Royalty Reports.

(b) Until Company, an AFFILIATED COMPANY or a SUBLICENSEE(S) has achieved a first commercial sale of a LICENSED PRODUCT or LICENSED SERVICE, or received FDA market approval, Company shall provide annual Diligence Reports, due within thirty (30) days of the end of December following the EFFECTIVE DATE of this Agreement. These Diligence Reports shall describe Company's, AFFILIATED COMPANIES or any SUBLICENSEE(S)'s technical efforts towards meeting its obligations under the terms of this Agreement.

(c) Company shall provide Annual Reports within thirty (30) days of the end of every December following the EFFECTIVE DATE of this Agreement. Annual Reports shall include:

(i) evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required, and

 (ii) identification of all AFFILIATED COMPANIES which have exercised rights pursuant to Paragraph 2.1, or, a statement that no AFFILIATED COMPANY has exercised such rights, and

(iii) notice of all FDA approvals of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) obtained by COMPANY, AFFILIATED COMPANY or SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2 Records. Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days' written notice to Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by Company. As a condition to entering into any such agreement, Company shall include in any agreement with its AFFILIATED COMPANIES or its SUBLICENSEE(S) which permits such party to make, use, sell or import the LICENSED PRODUCT(S) or provide LICENSED SERVICE(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and records of LICENSED SERVICE(S) and other information as required in Paragraph 5.1 and permit JHU to inspect such records as required by this Paragraph.

5.3 Reasonable Efforts.  Within twelve (12) months of each amendment to Exhibit D of this License Agreement to include JHU inventions or discoveries made under the RESEARCH PROJECT, Company shall submit a Development Plan, which outlines Company intent and ability to develop and commercialize the JHU inventions or discoveries. Company shall exercise reasonable efforts, consistent with the Development Plan provided, as might be amended from time to time, to develop and to introduce the LICENSED PRODUCT(S) and LICENSED SERVICE(S) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgement; thereafter, until the expiration of the Agreement, Company shall endeavor to keep LICENSED PRODUCT(S) and LICENSED SERVICE(S) reasonably available to the public. Company shall also exercise commercially reasonable efforts to develop other LICENSED PRODUCT(S) suitable for different indications, so that the PATENT RIGHTS can be commercialized as broadly and as speedily as good scientific and business judgement would deem possible.

5.4 Other Products. After clinical or other evidence, provided in writing by JHU or by another party, to Company, demonstrating the practicality of a particular market or use within the LICENSED FIELD which is not being developed or commercialized by Company, Company shall either provide JHU with a reasonable development plan and start development or attempt to reasonably sublicense the particular market or use to a third party. If within six (6) months of such notification by JHU, Company has not initiated such development efforts or sublicensed that particular market or use, JHU may terminate this license for such particular market or use. This Paragraph shall not be applicable if Company reasonably demonstrates to JHU that commercializing such LICENSED PRODUCT(S) or LICENSED SERVICE(S) or granting such a sublicense in said market or use would have a potentially adverse commercial effect on the Company or upon marketing or sales of the LICENSED PRODUCT(S) developed and being sold by Company.

5.5 Patent Acknowledgement. Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws.

5.6 Deliverables. JHU, through its Inventor(s), shall within thirty (30) days of the EFFECTIVE DATE, ship Deliverables as identified in Exhibit C by overnight courier service to arrive at COMPANY on a business day at the address below, unless requested otherwise.

National Stem Cell,

1130 Route 22 West

Mountainside, NJ 07092

Attn:  Michael Cohen

Chief Executive Officer

Company shall provide notice to JHTT upon its receipt of Deliverables.

ARTICLE 6

REPRESENTATIONS

6.1 Duties of the Parties. JHU is not a commercial organization. It is an institute of research and education. Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHTS or LICENSED PRODUCT or other license or rights granted in this Agreement. It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCTS or SERVICES or other rights granted.

6.2 Representations by JHU. JHU warrants that it has good and marketable title to its interest in the inventions claimed under PATENT RIGHTS and BIOLOGICAL MATERIAL with the exception of certain retained rights of the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States Government. JHU does not warrant the validity of any patents or that practice under such patents or use of such material shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS AND BIOLOGICAL MATERIAL ARE PROVIDED "AS IS", AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. JHU and the Inventors will have no legal liability exposure to third parties if JHU does not license the LICENSED PRODUCT(S) and LICENSED SERVICE(S), and any royalties JHU and the Inventors may receive is not adequate compensation for such legal liability exposure. Therefore, JHU requires Company to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors. Furthermore, JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICE(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICE(S). Therefore, Company, AFFILIATED COMPANY and SUBLICENSEE shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS and BIOLOGICAL MATERIAL, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICE(S), by an AFFILIATED COMPANY or an agent or a SUBLICENSEE(S) or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICE(S) from Company, shall be considered Company's practice of said inventions for purposes of this Paragraph. The obligation of Company to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an affiliate or sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement. The Company does not indemnify acts which are grossly negligent or of willful misconduct.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. If necessary, the parties will exchange information, which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly.

The obligations of this Paragraph shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE(S) provided such information by Company. JHU's, Company's, AFFILIATED COMPANIES, and SUBLICENSEES' obligations under this Paragraph shall extend until five (5) years after the termination of this Agreement.

8.2

Exceptions. The recipient's obligations under Paragraph 8.1 shall not extend to any part of the information:

a. that can be demonstrated to have been in the public domain and readily available to the trade or the public prior to the date of the disclosure; or

b. that can be demonstrated, from written records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c. that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

d. that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party .

e. that is required to be disclosed by law, government regulation or court order.

8.3 Right to Publish. JHU and the Inventors are free to publish, present, or use any results arising from the RESEARCH PROJECT (for example, PATENT RIGHTS, INVENTIONS, RESEARCH RESULTS and other) for their own instructional, research or publication objectives, provided that such publication does not disclose any of Company's own confidential information as defined in Paragraph 8.1 (unless Company provides written permission to include such confidential information). JHU agrees to submit the draft of any proposed publication to Company at least sixty (60) days prior to submission for publication, and agrees, at the request of Company, to withhold any such submission for an additional period not to exceed sixty (60) days to allow Company to file patent applications or to take any other action designed to protect its patent rights.

ARTICLE 9

TERM & TERMINATION

 9.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue then for a term of twenty (20) years from the EFFECTIVE DATE of this Agreement.

 9.2 Termination By Either Party. This Agreement may be terminated by either party in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefore. The party receiving such notice shall have 45 days to cure the failure or breach such breach upon written notice.. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy, which the party giving notice of breach may have as a consequence of such failure or breach.

9.3 Termination by Company. Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU ninety (90) days written notice.

9.4 Obligations and Duties upon Termination. If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect JHU's right to recover unpaid royalties, fees, reimbursement for patent expenses or other forms of financial compensation incurred prior to termination. Upon termination Company shall submit a final royalty report to JHU and any royalty payments, fees, un-reimbursed patent expenses and other financial compensation due JHU shall become immediately payable, and all BIOLOGICAL MATERIAL shall be returned to JHU Inventors or destroyed. Furthermore, upon termination of this Agreement, all rights in and to the licensed technology including PATENT RIGHTS and BIOLOGICAL MATERIAL shall revert immediately to JHU at no cost to JHU. Upon termination of this Agreement, any SUBLICENSEE(S) shall become a direct licensee of JHU, provided that JHU's obligations to SUBLICENSEE(S) are no greater than JHU's obligations to Company under this Agreement. Company shall provide written notice of such to each SUBLICENSEE(S) with a copy of such notice provided to JHU.

ARTICLE 10

MISCELLANEOUS

10.1 Use of Name. Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least seven (7) business days notice of any proposed public disclosure for JHU's review and comment or to provide written consent.

10.2 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3 Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.4 Product Liability. Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) or LICENSED SERVICES) as the case may be in any particular country, Company shall establish and maintain, in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S) and LICENSED SERVICE(S), product liability or other appropriate insurance coverage in the minimum amount of five million dollars ($5,000,000) per claim and will annually present evidence to JHU that such coverage is being maintained. Upon JHU's request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Company's said insurance policies. If such Product Liability insurance is underwritten on a 'claims made' basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of 'prior acts' coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.5

Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Maryland. Both parties agree to waive their right to a jury trial.

10.6 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Company:

National Stem Cell,

1130 Route 22 West, Mountainside, NJ 07092

Attn: Michael Cohen

Chief Executive Officer

Company Counsel:

Pearl Cohen Zedek Latzer, LLP

10 Rockefeller Plaza, Suite 1001

New York, New York, 10020

Attn: Mark Cohen

If to JHU:

Johns Hopkins Technology Transfer

Johns Hopkins University

100 N. Charles Street

5th Floor

Baltimore, MD 21201

Attn: Director

10.7 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both JHU and Company covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with any sale of substantially all of its assets without the consent of the other. Such assignment shall be subject to JHU approval, which approval shall not be unreasonably withheld. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.9 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. it is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.10 Entire Agreement; Amendment. Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than one hundred eighty (180) days.

10.13 Further Assurances. Each party shall, at any time, and from time to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

10.14 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof; or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include Paragraphs 3.8 (Late Payments), 5.2 (Records), and Articles 6, 7, 8, 9, and 10.

10.15 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.16 Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below, by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY

NATIONAL STEM CELL

/s/ Jill Sorensen

/s/Michael Cohen

Jill Sorensen, J.D.

Name:  Michael Cohen

Executive Director

Title: Chief Executive Officer

John Hopkins Technology Transfer

15 Dec 2005

12/6/05

(Date)

(Date)

EXHIBIT A

LICENSE FEE & ROYALTIES

1. Initial License Processing Fee: The initial license processing fee due under Paragraph 3.1 is five thousand dollars ($5,000).

2. License Fee: The license fee due under Paragraph 3.2 is ten thousand dollars ($10,000).

3. Royalties: The running royalty rate payable under Paragraph 3.4 will be in the range of two percent (2%) to four percent (4%), as negotiated in good faith by JHU and Company prior to COMPANY's or AFFILIATES' or provision of LICENSED PRODUCT(S) or LICENSED SERVICE(S) to any third party.

4. Sublicense Revenue: The percent sublicense consideration payable under Paragraph 3.4 is fifteen percent (15%).

5. Milestone Payments. Pursuant to Paragraph 3.6, the following amounts shall be paid to JHU within sixty (60) days of completion of the following milestones, each related to INVENTION(S) that are (a) developed under the RESEARCH AGREEMENT and (b) in the field of cardiology or diabetes:

Milestone

License by amendment to Exhibit D

$10,000

Filing of PCT application

  $5,000

Issuance of any patent

$10,000